As filed with the Securities and Exchange Commission on July 15, 2024

Registration No. 333-271360

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-1 ON FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VERDE CLEAN FUELS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2860	85-1863331
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

711 Louisiana Street, Suite 2160
Houston, Texas 77002
(908) 281-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ernest Miller
Chief Executive Officer and Chief Financial Officer
c/o Verde Clean Fuels, Inc.
711 Louisiana Street, Suite 2160
Houston, Texas 77002
(908) 281-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Jennifer Wu, P.C.
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Tel: (713) 836-3600

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective, and from time to time after this Registration Statement becomes effective.__________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This post-effective amendment (this “Post-Effective Amendment No. 3”) to the registration statement on Form S-1, as amended (Registration No. 333-271360) (the “Registration Statement”), as originally declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 2, 2023, which was subsequently amended by Post-Effective Amendment No. 1, filed on June 28, 2024, and Post-Effective Amendment No. 2, filed on July 15, 2024, is being filed by the Company to (i) convert the Registration Statement on Form S-1 into a registration statement on Form S-3 and (ii) update information regarding the Selling Stockholders (as defined herein) and the securities being offered pursuant to the prospectus contained herein and add Selling Stockholders who received their securities from Selling Stockholders named in the prior Registration Statement. No additional securities are being registered under this Post-Effective Amendment No. 3, and the aggregate securities registered has not increased. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JULY 15, 2024

PRELIMINARY PROSPECTUS

VERDE CLEAN FUELS, INC.

UP TO 31,175,284 SHARES OF CLASS A COMMON STOCK
UP TO 15,383,263 SHARES OF CLASS A COMMON STOCK ISSUABLE UPON EXERCISE OF WARRANTS
UP TO 1,879,257 WARRANTS TO PURCHASE COMMON STOCK

This prospectus relates to the issuance by us of up to 15,383,263 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), consisting of (i) up to 2,475,000 shares of our Class A Common Stock issuable upon the exercise of warrants (the “Private Placement Warrants”) that were originally issued in a private placement to CENAQ Sponsor LLC, a Delaware limited liability company (“CENAQ Sponsor”), at a purchase price of $1.00 per warrant, at an exercise price of $11.50 per share; and (ii) up to 12,908,263 shares of our Class A Common Stock issuable upon the exercise of warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) that were originally issued as part of the units sold by CENAQ Energy Corp., a Delaware corporation (“CENAQ”), at a purchase price of $10.00 per unit in its initial public offering, at an exercise price of $11.50 per share. We will receive the proceeds from any exercise of any Warrants for cash.

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of (i) up to 31,175,284 shares of Class A Common Stock consisting of: (a) 3,420,095 shares of Class A Common Stock originally acquired by CENAQ Sponsor for an effective purchase price of approximately $0.0058 per share, (b) 22,500,000 shares of Class A Common Stock issuable upon the conversion of Class C common stock, par value $0.0001 per share (“Class C Common Stock”) issued to Bluescape Clean Fuels Holdings, LLC, a Delaware limited liability company (“Holdings”), upon the exchange of Class C common units (“Class C OpCo Units”) of Verde Clean Fuels OpCo, LLC, a Delaware limited liability company (“OpCo”), and the cancellation of an equal number of shares of Class C Common Stock in connection with such exchange (such shares or Class C Common Stock originally issued as consideration in connection with the Business Combination (as defined below) at a per share value of $10.00 per share), (c) 3,200,000 shares of Class A Common Stock originally issued and sold to certain of the Selling Securityholders pursuant to subscription agreements dated as of August 12, 2022 (collectively, the “PIPE Investors”) at a purchase price of $10.00 per share, (d) 142,478 shares of Class A Common Stock held directly by Anchor Investors, originally acquired at a purchase price of $0.0058 per share, (e) 1,879,257 shares of Class A Common Stock underlying the Private Placement Warrants issued under the Business Combination Agreement (defined below) that were originally sold by CENAQ at a purchase price of $1.00 per Private Placement Warrant in connection with its initial public offering which Warrants are exercisable for our Class A Common Stock at an exercise price of $11.50 per share, and (f) up to 33,454 shares of Class A Common Stock issued upon the conversion of the New Promissory Note (as defined herein) at a conversion price of $10.00 per share; and (ii) up to 1,879,257 Private Placement Warrants, which were originally purchased at a price of $1.00 per Private Placement Warrant. We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus.

In connection with the transactions (the “Business Combination”) contemplated by that certain Business Combination Agreement, dated as of August 12, 2022 (as amended, the “Business Combination Agreement”), by and among CENAQ, OpCo, Holdings, Bluescape Clean Fuels Intermediate Holdings, LLC, a Delaware limited liability company (“Intermediate”), and, solely with respect to Section 6.18 thereto, CENAQ Sponsor, holders of 15,403,880 shares of CENAQ’s Class A Common Stock exercised their right to redeem their shares for cash at a redemption price of approximately $10.31 per share, for an aggregate redemption amount of $158,797,475.52. The shares of Class A Common Stock being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 65.7% of shares of Class A Common Stock outstanding of the Company as of July 10, 2024 (giving effect to the issuance of shares of Class A Common Stock upon exercise of outstanding Warrants and upon the conversion of Class C Common Stock to be issued to Holdings upon the exchange by them of Class C OpCo Units). Given the substantial number of shares of Class A Common Stock being registered for potential resale by Selling Securityholders pursuant to this prospectus, the sale of shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Class A Common Stock or result in a significant decline in the public trading price of our Class A Common Stock. Even if our trading price is significantly below $10.00, the offering price for the units offered in CENAQ’s IPO, certain of the Selling Securityholders, including CENAQ Sponsor, may still have an incentive to sell shares of our Class A Common Stock because they purchased the shares at prices lower than the public investors or the current trading price of our Class A Common Stock. For example, based on the closing price of our Class A Common Stock of $4.43 as of July 10, 2024, CENAQ Sponsor and the Anchor Investors would experience a potential profit of up to approximately $4.4242 per share, or up to approximately $14,939,873 in the aggregate.

We could receive up to an aggregate of $176,907,525 if all of the Warrants are exercised for cash. However, we will only receive such proceeds if and when the holders of the Warrants choose to exercise them. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our Class A Common Stock and the spread between the exercise price of the Warrants and the price of our Class A Common Stock at the time of exercise. We have 15,383,263 outstanding Warrants to purchase 15,383,263 shares of our Class A Common Stock, exercisable at an exercise price of $11.50 per share. If the market price of our Class A Common Stock is less than the exercise price of a holder’s Warrants, it is unlikely that holders will choose to exercise. As of July 10, 2024, the closing price of our Class A Common Stock was $4.43 per share. There can be no assurance that the Warrants will be in the money prior to their expiration. In addition, our Warrant holders have the option to exercise the Warrants on a cashless basis in certain circumstances. See “Description of Securities — Warrants.” As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants. We will bear all costs, expenses and fees in connection with the registration of the securities. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the securities.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the Class A Common Stock. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our Class A Common Stock.

Our shares of Class A Common Stock are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “VGAS.” On July 10, 2024, the closing price of our Class A Common Stock was $4.43 per share. Our Public Warrants are listed on Nasdaq under the symbol “VGASW.” On July 10, 2024, the closing price of our Public Warrants was $0.18 per warrant.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2024.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

i

INFORMATION INCORPORATED BY REFERENCE

This registration statement incorporates by reference important business and financial information about our Company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and the SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on March 28, 2024 (our “Annual Report”);

●	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed on May 14, 2024 (our “Quarterly Report”);

●	Our Current Reports on Form 8-K filed with the SEC on May 31, 2024 and June 20, 2024;

●	Our definitive proxy statement on Schedule 14A, filed on April 29, 2024; and

●	The description of our securities filed as an exhibit to our Annual Report.

We also incorporate by reference into this prospectus any further filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of those made pursuant to Item 2.02 or Item 7.01 of our Current Report on Form 8-K or other information “furnished” and not filed with the SEC), including all filings filed after the date of the initial filing of the registration statement and prior to effectiveness of the registration statement and on or after the date of this prospectus but prior to the completion or termination of the offering of securities under this prospectus.

We have filed with the SEC this registration statement under the Securities Act of 1933, as amended, covering the Class A Common Stock to be offered and sold by this prospectus and any applicable prospectus supplement. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC website referred to below under “Where You Can Find More Information.” Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, document, agreement or other document as an exhibit to the registration statement or any other document incorporated herein by reference, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

Our filings with the SEC, including Annual Reports, Quarterly Reports, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at www.verdecleanfuels.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Verde Clean Fuels, Inc.
711 Louisiana Street, Suite 2160
Houston, TX 77002
(908) 281-6000

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the® or™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this prospectus to:

“$15.00 Triggering Event” or “Triggering Event I” are to the date on which the volume-weighted average price of one share of Class A Common Stock is greater than or equal to $15.00 for any 20 trading days within any period of 30 consecutive trading days within the Earn Out Period; provided that the $15.00 Triggering Event shall have occurred if, during the Earn Out Period, there is a Company Sale pursuant to which the holders of Class A Common Stock have the right to receive consideration implying a value for the Class A Common Stock (as determined in good faith by the Board) of greater than or equal to $15.00;

“$18.00 Triggering Event” or “Triggering Event II” are to the date on which the volume-weighted average price of one share of Class A Common Stock is greater than or equal to $18.00 for any 20 trading days within any period of 30 consecutive trading days within the Earn Out Period; provided that the $18.00 Triggering Event shall have occurred if, during the Earn Out Period, there is a Company Sale pursuant to which the holders of Class A Common Stock have the right to receive consideration implying a value for the Class A Common Stock (as determined in good faith by the Board) of greater than or equal to $18.00;

“Anchor Investors” refers to certain qualified institutional buyers or institutional accredited investors that participated in the IPO.

“A&R Registration Rights Agreement” refers to the amended and restated IPO Registration Rights Agreement, dated as of the Closing Date, by and among Verde Clean Fuels, certain persons and entities holding securities of CENAQ prior to the Closing (the “Initial Holders”) and certain persons and entities who received Class A Common Stock and Class C Common Stock pursuant to the Business Combination (together with the Initial Holders, the “Reg Rights Holders”), as included in Exhibit 10.6 to the Current Report on Form 8-K, filed with the SEC on February 21, 2023, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

“BERR” refers to Bluescape Energy Recapitalization and Restructuring Fund IV LP.

“Board” refers to our Board of directors.

“Business Combination” refers to the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” refers to the Business Combination Agreement, dated as of August 12, 2022, by and among CENAQ, OpCo, Holdings, Intermediate and CENAQ Sponsor (solely with respect to Section 6.18 thereto), as amended, supplemented or modified.

“Bylaws” refers to the amended and restated bylaws of Verde Clean Fuels.

“CENAQ” refers to CENAQ Energy Corp., a Delaware corporation, and our previous name prior to the Closing.

“CENAQ Sponsor” refers to CENAQ Sponsor LLC, a Delaware limited liability company.

“Charter” refers to the fourth amended and restated certificate of incorporation of Verde Clean Fuels.

“Class A Common Stock” refers to Verde Clean Fuels’ Class A common stock, par value $0.0001 per share.

“Class A OpCo Units” refers to the Class A common units of OpCo.

“Class C Common Stock” refers to Verde Clean Fuels’ Class C common stock, par value $0.0001 per share.

“Class C OpCo Units” refers to the Class C common units of OpCo.

“Closing” refers to the closing of the Business Combination.

“Closing Date” refers to February 15, 2023, the date on which the Closing occurred.

“Code” refers to Internal Revenue Code of 1986, as amended.

“Common Stock” refers collectively to Class A Common Stock and Class C Common Stock.

“Controlled Company Event” refers to such time that Verde Clean Fuels is no longer a “Controlled Company” pursuant to Nasdaq Listing Rule 5615(c)(1).

“DGCL” refers to the General Corporation Law of the State of Delaware.

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

“Founder Shares” refers to 4,312,500 shares of common stock of CENAQ that were issued prior to the IPO of CENAQ. Such shares were converted into 4,312,500 shares of Class A Common Stock in connection with the Business Combination.

“Holdings” refers to Bluescape Clean Fuels Holdings, LLC, a Delaware limited liability company.

“Intermediate” refers to Bluescape Clean Fuels Intermediate Holdings, LLC, a Delaware limited liability company.

“Investment Company Act” refers to the Investment Company Act of 1940, as amended.

“IPO” refers to CENAQ’s initial public offering of its Class A Common Stock and public warrants pursuant to the IPO Registration Statement and completed on August 17, 2021.

“IPO Registration Statement” refers to CENAQ’s Registration Statement on Form S-1, filed with the SEC (File No. 333-253695), on March 1, 2021.

“IRS” refers to the U.S. Internal Revenue Service.

“Lock-Up Agreement” refers to the lock-up agreement by and between Holdings and CENAQ, dated August 12, 2022.

“management” or our “management team” refers to our officers and directors.

“Mandatory Exchange” refers to the right we have to require, (i) upon a change of control of us or (ii) in our discretion with the consent of at least fifty percent (50%) of the holders of Class C OpCo Units, each other OpCo unitholder to exchange all of its Class C OpCo Units.

“Nasdaq” refers to the Nasdaq Capital Market.

“New Promissory Note” means that certain promissory note, dated as of February 15, 2023, issued to CENAQ Sponsor by the Company.

“OpCo” refers to Verde Clean Fuels OpCo, LLC, a Delaware limited liability company and a wholly owned subsidiary of Verde Clean Fuels.

“OpCo A&R LLC Agreement” refers to the amended and restated limited liability company agreement of OpCo.

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“OpCo Exchange Right” refers to the right each OpCo unitholder (excluding us) will have, subject to certain timing procedures and other conditions set forth in the OpCo A&R LLC Agreement, to exchange all or a portion of its Class C OpCo Units for, at OpCo’s election (i) shares of our Class A Common Stock at an exchange ratio of one share of Class A Common Stock for each Class C OpCo Unit exchanged, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (ii) an equivalent amount of cash. OpCo will determine whether to pay cash in lieu of the issuance of shares of Class A Common Stock based on facts in existence at the time of the decision, which we expect would include the relative value of the Class A Common Stock (including trading prices for the Class A Common Stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of stock) to acquire the Class C OpCo Units and alternative uses for such cash.

“OpCo Units” refers to the Class A OpCo Units and the Class C OpCo Units.

“Organizational Documents” refers to our Charter and our Bylaws.

“person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“PIPE Investment” refers to the private offering of securities of Verde Clean Fuels to certain investors in connection with the Business Combination.

“PIPE Investors” refers to the investors in the PIPE Investment.

“Preferred Stock” refers to Verde Clean Fuels’ preferred stock, par value $0.0001 per share.

“Private Placement Warrants” refers to the 2,475,000 redeemable warrants that were exchanged for CENAQ’s private placement warrants in connection with the Closing, entitling the holder thereof to purchase Class A Common Stock.

“Public Warrants” refers to the 12,908,263 redeemable warrants exchanged for CENAQ’s public warrants in connection with the Closing, entitling the holder thereof to purchase Class A Common Stock.

“Sarbanes-Oxley Act” refers to the Sarbanes-Oxley Act of 2002, as amended.

“SEC” refers to the U.S. Securities and Exchange Commission.

“Securities Act” refers to the Securities Act of 1933, as amended.

“Selling Securityholders” refers to the selling securityholders named in this prospectus.

“Subscription Agreements” refers to the subscription agreements (as amended from time to time) that CENAQ entered into in connection with the Business Combination Agreement.

“Tax Receivable Agreement” refers to the Tax Receivable Agreement, dated as of the Closing Date, by and among Verde Clean Fuels and Holdings (together with its permitted transferees, the “TRA Holders,” and each a “TRA Holder”) and the Agent (as defined in the Tax Receivable Agreement), as included in Exhibit 10.5 to the Current Report on Form 8-K, filed with the SEC on February 21, 2023, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

“Triggering Events” refers to Triggering Event I and Triggering Event II, respectively.

“Verde Clean Fuels,” “we,” “our,” “us” or the “Company” refers to Verde Clean Fuels, Inc.

“Warrants” refers collectively to the Private Placement Warrants together with the Public Warrants.

In addition, the following is a glossary of key industry terms used herein:

“EPA” refers to the U.S. Environmental Protection Agency.

“GHG” refers to greenhouse gases.

“MSW” refers to municipal solid waste.

“RBOB” refers to Reformulated Blend-stock for Oxygenate.

“RFS” refers to the EPA’s Renewable Fuel Standard.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). Words such as “expect,” “continue,” “believe,” “anticipate,” “intend,” “plan,” “potential,” “possible,” “may,” “might,” “predict,” “project,” “should,” “would” “will,” “estimate,” “seek,” and variations and similar words and expressions are intended to identify such forward-looking statements. These forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include:

●	the financial and business performance of the Company;

●	the ability to maintain the listing of the Class A Common Stock and the Public Warrants on Nasdaq, and the potential liquidity and trading of such securities;

●	the failure to realize the anticipated benefits of the Business Combination that the Company consummated in February 2023, which may be affected by, among other things, competition;

●	the ability of the Company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees;

●	the Company’s ability to develop and operate anticipated and new projects;

●	the Company’s ability to obtain financing for future projects;

●	the reduction or elimination of government economic incentives to the renewable energy market;

●	delays in acquisition, financing, construction and development of new projects;

●	the length of development cycles for new projects, including the design and construction processes for the Company’s projects;

●	the Company’s ability to identify suitable locations for new projects;

●	the Company’s dependence on suppliers;

●	existing laws and regulations and changes to laws. regulations and policies that affect the Company’s operations;

●	decline in public acceptance and support of renewable energy development and projects;

●	demand for renewable energy not being sustained;

●	impacts of climate change, changing weather patterns and conditions, and natural disasters;

●	the ability to secure necessary governmental and regulatory approvals;

●	the ability to qualify for federal and state level low-carbon fuel credits or other carbon credits;

●	any decline in the value of federal or state level low-carbon credits or other carbon credits and the development of the carbon credit markets;

●	risks relating to the Company’s status as a development stage company with a history of net losses and no revenue;

●	risks relating to the uncertainty of success, any commercial viability, or delays of the Company’s research and development efforts including any study in which the Company participates that is funded by the Department of Energy or any other governmental agency;

●	disruptions in the supply chain, fluctuation in price of product inputs, and market conditions and global and economic factors beyond the Company’s control;

●	the Company’s success in retaining or recruiting, or changes required in, its officers, key employees or directors;

●	the ability of the Company to execute its business model, including market acceptance of gasoline derived from renewable feedstocks;

●	litigation and the ability to adequately protect intellectual property rights;

●	competition from companies with greater resources and financial strength in the industries in which the Company operates;

●	the effect of legal, tax and regulatory changes; and

●	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this prospectus are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described or incorporated by reference under the heading “Risk Factors” below. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. There may be additional risks that the Company considers immaterial or which are unknown. It is not possible to predict or identify all such risks. The Company will not and does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” in the Company’s periodic filings with the SEC, including its Annual Report, and any subsequently filed Quarterly Reports. The Company’s SEC filings are available publicly on the SEC’s website at http://www.sec.gov.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you should consider when making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the heading “Risk Factors” and our financial statements. See also the section entitled “Where You Can Find More Information.” The definition of some of the terms used in this prospectus are set forth under the section “Certain Defined Terms.” Unless the context otherwise requires, we use the terms “Verde,” “company,” “we,” “us” and “our” in this prospectus to refer to Verde Clean Fuels, Inc. and our consolidated subsidiaries.

The Company is a development-stage clean energy technology company specializing in the conversion of synthesis gas, or syngas, derived from diverse feedstocks, such as biomass or natural gas (including renewable natural gas) and other feedstocks, into liquid hydrocarbons, primarily gasoline, through an innovative and proprietary liquid fuels technology, the STG+® process. Through the Company’s STG+® process, we convert syngas into RBOB gasoline. The Company is focused on the development of technology and commercial facilities aimed at turning waste and other bio-feedstocks into a usable stream of syngas which is then transformed into a single finished fuel, such as gasoline, without any additional refining steps. The availability of biogenic feedstocks and the economic and environmental drivers that divert these materials from landfills will enable us to utilize these waste streams to produce renewable gasoline from modular production facilities.

We are redefining liquid fuels technology through our proprietary and innovative STG+® process to deliver scalable and cost-effective gasoline from renewable feedstocks or flared natural gas. We acquired our STG+® technology from Primus Green Energy (“Primus”), a company established in 2007 that developed the patented STG+® technology to convert syngas into gasoline or methanol. Since acquiring the technology, we have adapted the application of our STG+® technology to focus on the renewable energy industry. This adaptation requires a third-party gasification system to produce acceptable synthesis gas from renewable feedstocks. Our proprietary STG+® system converts the syngas into gasoline.

Over $110 million has been invested in our technology, including our demonstration facility in New Jersey, which has completed over 10,500 hours of operation producing gasoline or methanol. Our demonstration facility represents the scalable nature of our operational modular commercial design which has fully integrated reactors and recycle lines and is designed with key variables, like gas velocity and catalyst bed length, at a 1-to-1 scale with our commercial design. We have also participated in carbon lifecycle studies to validate the scoring of carbon intensity, which we define as the quantity of greenhouse gas emissions associated with producing, distributing, and consuming a fuel, per unit of fuel energy (“CI”) and reduced lifecycle emissions (the greenhouse gas emissions associated with the production, distribution, and consumption of a fuel) of our renewable gasoline as well as fuel, blending and engine testing to validate the specification and performance of our gasoline product. Our carbon intensity score is based on an analysis styled after the Department of Energy’s Greenhouse gases Regulated Emissions, and Energy use in Technologies (“GREET”) life cycle analysis. We believe our renewable gasoline, when paired with carbon capture and sequestration, exhibits a significant lifecycle carbon emissions reduction compared to traditional petroleum-based gasoline. As a result, we believe our gasoline produced from renewable feedstock, such as biomass, will qualify under the federal renewable fuel standard (“RFS”) program for the D3 renewable identification number (“RIN”), which could have significant value. Similarly, gasoline produced from our process may also qualify for various state carbon programs, including California’s low carbon fuel standard (“LCFS”). Unlike many other gas-to-liquids technologies, not only can our STG+® process produce renewable gasoline from syngas, but we expect it will be able to be applied at other production facilities to produce other end products including methanol. In addition to our initial focus on the production of renewable gasoline, we believe that there is opportunity to continue to develop additional process technology to produce middle distillates including lower-carbon diesel and aviation fuel. As with other government programs, the use requirements of the RFS program and other similar state-level programs are subject to change, which could materially harm our ability to operate profitably. As of March 31, 2024, the Company is still in the process of developing its first commercial production facility and has not derived revenue from its principal business activities. The Company is managed as an integrated business and consequently, there is only one reportable segment.

“Clean” or “lower-carbon” as used in relation to the Company’s products refers the lower CI, lower lifecycle emissions, and lower quantity of greenhouse gas emissions resulting directly from fuel combustion, relative to conventional gasoline derived from petroleum. “Renewable” as used in relation to the Company’s products refers to energy or fuel derived from biomass feedstock.

The Company was originally known as CENAQ Energy Corp. On February 15, 2023, CENAQ, Intermediate, OpCo and Holdings consummated the transactions contemplated under the Business Combination Agreement, following the approval at the special meeting of the stockholders of CENAQ held on January 4, 2023. In connection with the closing of the Business Combination, we changed our name from CENAQ Energy Corp. to Verde Clean Fuels, Inc.

Our Class A Common Stock are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “VGAS.” Our principal executive offices are located at 711 Louisiana Street, Suite 2160, Houston, Texas 77002 and our telephone number is (908) 281-6000. Our website is www.verdecleanfuels.com. Our website is included in this prospectus as an inactive textual reference only. Except for the documents specifically incorporated by reference into this prospectus, the information contained on, or accessed through, our website is not part of this prospectus, and you should rely only on the information contained in this prospectus when making a decision as to whether to invest in our securities.

The Offering

Issuer	Verde Clean Fuels, Inc.

Securities offered by the Selling Securityholders	We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, an aggregate of 31,175,284 shares of Class A Common Stock, consisting of:

	●	3,420,095 shares of Class A Common Stock originally acquired by CENAQ Sponsor for an effective purchase price of approximately $0.0058 per share;

	●	22,500,000 shares of Class A Common Stock issuable upon the conversion of Class C Common Stock issued to Holdings upon the exchange of Class C OpCo Units and the cancellation of an equal number of shares of Class C Common Stock in connection with such exchange (such shares or Class C Common Stock originally issued as consideration in connection with the Business Combination (as defined below) at a per share value of $10.00 per share);

	●	1,879,257 shares of Class A Common Stock underlying the Private Placement Warrants, that were originally sold by CENAQ at a purchase price of $1.00 per warrant in connection with its initial public offering which warrants are exercisable for our Class A Common Stock at an exercise price of $11.50 per share;

	●	142,478 shares of Class A Common Stock held directly by Anchor Investors, originally acquired at a purchase price of $0.0058 per share;

	●	3,200,000 shares of Class A Common Stock issued to the PIPE Investors at a purchase price of $10.00 per share; and

	●	33,454 shares of Class A Common Stock issued upon the conversion of the New Promissory Note at a conversion price of $10.00 per share.

Shares of Class A Common Stock issued by us assuming the exercise of Public and Private Placement Warrants	Up to 15,383,263 shares of Class A Common Stock, consisting of:

	●	2,475,000 shares of Class A Common Stock underlying the Private Placement Warrants that were originally purchased at a purchase price of $1.00 per warrant; and;

	●	12,908,263 shares of Class A Common Stock underlying the Public Warrants that were originally issued as part of the units sold by CENAQ at a purchase price of $10.00 per unit in its initial public offering.

Exercise price of the Public and Private Placement Warrants	$11.50 per share, subject to adjustment as described herein.

Warrants offered by the Selling Securityholders	Up to 1,879,257 warrants to purchase Class A Common Stock consisting of Private Placement Warrants that were originally purchased at a purchase price of $1.00 per warrant.

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of Class A Common Stock by the Selling Securityholders. With respect to the issuance by us of shares of Class A Common Stock underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash. We intend to use any proceeds for general corporate purposes.

Nasdaq ticker symbols	Our Class A Common Stock and Public Warrants are listed for trading on Nasdaq under the symbols “VGAS” and “VGASW,” respectively.

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risk factors incorporated by reference in this prospectus to our most recent Annual Report and any subsequent Quarterly Reports or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring such securities. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a set price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties incorporated by reference in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition.

USE OF PROCEEDS

All of securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, and fees and expenses of our counsel and our independent registered public accounting firm.

We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholders. With respect to the shares of Common Stock underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash. We intend to use any such proceeds for general corporate purposes.

We do not believe it is likely that a warrant holder would elect to exercise their warrants when our common stock is trading below $11.50 and any cash proceeds that would be received by the Company is dependent on the trading price of the common stock underlying the warrants. We do not believe that the warrant holders’ failure to exercise warrants for cash would have a material impact on our liquidity, financial position or results of operations.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the Company’s securities is not intended to be a complete summary of the rights and preferences of such securities. The Charter is attached as an exhibit to this prospectus. We urge you to read the Charter in its entirety for a complete description of the rights and preferences of the Company’s Common Stock and Warrants.

Authorized Capitalization

Our Charter provides that the total number of shares of all classes of stock that we have the authority to issue is 376,000,000 shares, consisting of:

●	375,000,000 shares of Common Stock, par value of $0.0001 per share, divided into:

●	350,000,000 shares of Class A Common Stock; and

●	25,000,000 shares of Class C Common Stock; and

●	1,000,000 shares of Preferred Stock.

Common Stock

Class A Common Stock

As of July 10, 2024, we had 9,549,621 shares of Class A Common Stock issued and outstanding.

Voting Rights

Each holder of Class A Common Stock is entitled to one vote per share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Further, the holders of the outstanding shares of Class A Common Stock are entitled to vote separately upon any amendment to our Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class C Common Stock.

To the fullest extent permitted by law, holders of shares of each class of the Common Stock, as such, have no voting power with respect to, and not entitled to vote on, any amendment to our Charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under our Charter (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL.

Dividends; Stock Splits or Combinations

Subject to applicable law and the rights, if any, of the holders of any outstanding Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, such dividends and other distributions of cash, stock or property may be declared and paid on the Class A Common Stock out of the assets of ours that are by law available therefor, at the times and in the amounts as our Board in its discretion may determine.

In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any series of Common Stock (each, a “Stock Adjustment”) unless:

(a)	a corresponding Stock Adjustment for all other series of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner; and

(b)	the Stock Adjustment has been reflected in the same economically equivalent manner with respect to all Class C OpCo Units.

Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same series of Common Stock.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of ours, after payment or provision for payment of our debts and other liabilities and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of ours available for distribution ratably in proportion to the number of shares of Class A Common Stock. Without limiting the rights of the holders of Class C Common Stock to exchange their shares of Class C Common Stock, together with the corresponding number of Class C OpCo Units, for shares of Class A Common Stock in accordance with the OpCo A&R LLC Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up), the holders of shares of Class C Common Stock, as such, will not be entitled to receive, with respect to such shares, any of our assets in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of ours.

Class C Common Stock

As of July 10, 2024, we had 22,500,000 shares of Class C Common Stock issued and outstanding. Shares of Class C Common Stock may be converted to shares of Class A Common Stock, as discussed further below.

Voting Rights

Each holder of Class C Common Stock will be entitled to one vote per share of Class C Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Further, the holders of the outstanding shares of Class C Common Stock will be entitled to vote separately upon any amendment to our Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock.

To the fullest extent permitted by law, holders of shares of each class of the Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to our Charter (including any certificate of designations relating to any series of our Preferred Stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of our Preferred Stock if the holders of such affected series of our Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under our Charter (including any certificate of designations relating to any series of our Preferred Stock) or under the DGCL.

Dividends; Stock Splits or Combinations

Subject to applicable law and the rights, if any, of the holders of outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, such dividends and other distributions of cash, stock or property may be declared and paid on the shares of the Class A Common Stock out of our assets that are by law available therefor, at the times and in the amounts as our Board in its discretion may determine.

In no event will any Stock Adjustment be declared or made on any series of Common Stock unless:

(a)	a corresponding Stock Adjustment for all other series of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner; and

(b)	the Stock Adjustment has been reflected in the same economically equivalent manner with respect to all Class C OpCo Units.

Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same series of Common Stock.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of ours, after payment or provision for payment of our debts and other liabilities and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets ours available for distribution ratably in proportion to the number of shares of Class A Common Stock. Without limiting the rights of the holders of Class C Common Stock to exchange their shares of Class C Common Stock, together with the corresponding number of Class C OpCo Units, for shares of Class A Common Stock in accordance with the OpCo A&R LLC Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up), the holders of shares of Class C Common Stock, as such, will not be entitled to receive, with respect to such shares, any of our assets in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of ours.

Retirement of Class C Common Stock

No holder of Class C Common Stock may transfer shares of Class C Common Stock to any person unless such holder transfers a corresponding number of Class C OpCo Units to the same person in accordance with the provisions governing transfers of Class C OpCo Units in the OpCo A&R LLC Agreement. If any outstanding share of Class C Common Stock ceases to be held by a holder of a corresponding Class C OpCo Unit, such share shall automatically and without further action on our part of the part of any holder of Class C Common Stock be transferred to us for no consideration and retired.

Preferred Stock

Our Board is expressly authorized, subject to any limitations prescribed by the laws of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable laws of the State of Delaware, to establish from time to time the number of shares of Preferred Stock to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of Preferred Stock of any such series.

Except as otherwise expressly provided in any certificate of designation designating any series of Preferred Stock, (i) any new series of Preferred Stock may be designated, fixed and determined as provided by our Charter by our Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.

Authorized But Unissued Capital Stock

As it relates to Class A Common Stock, we will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of the issuance in connection with the exchange of Class C OpCo Units pursuant to the OpCo A&R LLC Agreement, the number of shares of Class A Common Stock that are issuable upon exchange of all outstanding Class C OpCo Units, pursuant to the OpCo A&R LLC Agreement.

Anti-Takeover Effects of Provisions of Delaware Law and the Organizational Documents

Certain provisions of our Charter and our Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board and in the policies formulated by our Board and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal or proxy fight. Such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of Class A Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

These provisions include, among other things:

Corporate Opportunities.    Our Charter sets forth provisions to regulate and define the conduct of certain of our affairs with respect to certain classes or categories of business opportunities as they may involve any of Bluescape, the non-employee directors or their respective Affiliates and the powers, rights, duties and liabilities of us and our directors, officers and stockholders in connection therewith. Under Section 203 of the DGCL, we will be prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of our outstanding voting stock (the “acquisition”), except if: (i) our Board approved the acquisition prior to its consummation; (ii) the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or (iii) the business combination is approved by our Board, and by a 2/3 majority vote of the other stockholders in a meeting.

Written Consent by Stockholders.    Under our Charter, subject to the rights of holders of Preferred Stock, any action required or permitted to be taken by our stockholders may be effected (i) at a duly called annual or special meeting of our stockholders or (ii) until such time of the Controlled Company Event, by the consent in writing of the holders of a majority of the total voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, in lieu of a duly called annual or special meeting of stockholders.

Special Meeting of Stockholders.    Under our Charter, subject to any special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of our stockholders may be called only by the chairperson of our Board, our chief executive officer, at the direction of our Board pursuant to a written resolution adopted by a majority of the total number of directors that we would have if there were no vacancies, or, until the Controlled Company Event, pursuant to a written resolution adopted by holders of a majority of the total voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Under our Charter, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of our stockholders shall be given in the manner and to the extent provided in our Bylaws.

Limitation on Liability and Indemnification of Officers and Directors

Our Charter contains provisions that limit the liability of our officers and directors for damages to the fullest extent permitted by Delaware law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any transaction from which the director derives an improper personal benefit;

●	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	for any unlawful payment of dividends or redemption of shares; or

●	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Bylaws provide that Verde will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, Verde entered into separate indemnification agreements with its directors and officers. These agreements, among other things, require Verde to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.

Verde maintains a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Charter and the Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements

On the Closing Date, in connection with the consummation of the Business Combination, we entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements require us to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or out of any services they provide at our request to any other company or enterprise.

Exclusive Forum

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any of our current or former directors, officers, employee or agents to us or our stockholders, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against us or any of our directors, officers, employees or agents arising pursuant to any provision of the DGCL, our Charter or our Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of our Charter or our Bylaws, (v) any action asserting a claim against us or any of our directors, officers, employees or agents that is governed by the internal affairs doctrine or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL and (b) the federal district courts shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, this shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions.

Registration Rights

The A&R Registration Rights Agreement provides the Reg Rights Holders with certain registration rights whereby, at any time, subject to certain lockup restrictions and the other terms and conditions of the A&R Registration Rights Agreement, they have the right to require us to register under the Securities Act certain Registrable Securities (as defined in the A&R Registration Rights Agreement). The A&R Registration Rights Agreement also provides for piggyback registration rights for the Reg Rights Holders, subject to certain conditions and exceptions. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by us if we fail to satisfy any of our obligations under the A&R Registration Rights Agreement.

Warrants

There are 15,383,263 warrants currently outstanding, including 12,908,263 Public Warrants and 2,475,000 Private Placement Warrants.

Each whole Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, except as discussed in the immediately succeeding paragraph. Pursuant to the warrant agreement, a warrantholder may exercise its Warrants only for a whole number of Class A Common Stock. This means only a whole Warrant may be exercised at a given time by a warrantholder. The Warrants will expire on February 15, 2028, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not be obligated to deliver any Class A Common Stock pursuant to the exercise of a Warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Warrant is exercisable and we are not be obligated to issue a share of Class A Common Stock upon exercise of a Warrant unless the share of Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event are we required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a unit containing such Warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.

If our shares of Class A Common Stock are, at the time of any exercise of a Warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we are not be required maintain in effect the Registration Statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If we call the Warrants for redemption as described below, our management has the option to require all holders that wish to exercise Warrants to do so on a “cashless” basis. In such event, each holder would pay the exercise price for each Warrant being exercised by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. However, no cashless exercise shall be permitted unless the fair market value is equal to or higher than the exercise price. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of Class A Common Stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $18.00. Once the Warrants become exercisable, we may redeem the outstanding Warrants:

●	in whole and not in part;

●	at a price of $0.01 per Warrant;

●	at any time after the Warrants become exercisable until the expiration of the Warrants;

●	upon a minimum of 30 days’ prior written notice of redemption to each warrantholder;

●	if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any period of 30 consecutive trading days commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrantholders; and

●	if, and only if, there is a current registration statement in effect with respect to the shares of Class A Common Stock underlying such warrants.

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The redemption criteria for our Warrants have been established at a price which is intended to provide warrantholders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Warrants.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.

The exercise price and number of shares of Class A Common Stock issuable on exercise of the Warrant may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described herein, the Warrants will not be adjusted for issuances of shares of Class A Common Stock at a price below their respective exercise prices, except as described under the heading “— Anti-dilution Adjustments”.

If we issue a notice of redemption of the Warrants, each warrantholder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the shares of Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Public Warrants on a cashless basis.

Redemption procedures

Warrantholders may elect to be subject to a restriction on the exercise of their Warrants such that an electing warrantholder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such warrantholder would beneficially own in excess of 9.8% of the shares of Class A Common Stock outstanding.

Anti-dilution adjustments

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend paid in shares of Class A Common Stock, or by a split up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Class A Common Stock on account of such shares (or other securities into which the Warrants are convertible) (an “Extraordinary Dividend”), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 per share (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A Common Stock issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by our Board, in good faith) of any securities or other assets paid in respect of such Extraordinary Dividend divided by all outstanding shares of the Company at such time (whether or not any shareholders waived their right to receive such dividend).

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split or reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in the outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted (to the nearest cent) by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrant(s) immediately prior to such event.

The Warrants were originally issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and our predecessor registrant, CENAQ. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder (i) to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the Warrants, or to cure, correct or supplement any defective provision, or (ii) to add or change any other provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the Warrants. The warrant agreement requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding Public Warrants in order to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which is filed as an exhibit to this registration statement, for a complete description of the terms and conditions applicable to the Warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by good certified check or wire payable to the warrant agent, for the number of Warrants being exercised. The warrantholders do not have the rights or privileges of holders of Class A Common Stock or any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each warrantholder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares of Class A Common Stock will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise round up to the nearest whole number of the number of shares of Class A Common Stock to be issued to the warrantholder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction. This exclusive forum provision shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. The Private Placement Warrants will not be redeemable by us, so long as they are held by CENAQ Sponsor or its permitted transferees (except as otherwise set forth herein). If the Private Placement Warrants are held by holders other than CENAQ Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

Our Transfer Agent and Warrant Agent

The transfer agent for and registrar for our securities is the Continental Stock Transfer & Trust Company.

Listing

The shares of Class A Common Stock and Public Warrants are listed on Nasdaq under the symbols “VGAS” and “VGASW,” respectively.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of (i) up to 31,175,284 shares of Class A Common Stock and (ii) up to 1,879,257 Warrants to purchase Class A Common Stock, which were originally issued at a purchase price of $1.00 per warrant, at an exercise price of $11.50 per share. The Selling Securityholders are not obligated to resell their respective shares pursuant to the registration statement of which this prospectus forms a part. The Class A Common Stock covered by this prospectus consist of:

●	3,420,095 shares of Class A Common Stock originally acquired by CENAQ Sponsor;

●	22,500,000 shares of Class A Common Stock issuable upon the conversion of Class C Common Stock issued to Holdings upon the exchange of Class C OpCo Units and the cancellation of an equal number of shares of Class C Common Stock in connection with such exchange;

●	3,200,000 shares of Class A Common Stock originally issued and sold to the PIPE Investors at a purchase price of $10.00 per share;

●	142,478 shares of Class A Common Stock held directly by Anchor Investors;

●	1,879,257 shares of Class A Common Stock underlying the Private Placement Warrants; and

●	33,454 shares of Class A Common Stock issued upon the conversion of the New Promissory Note.

The Selling Securityholders may from time to time offer and sell any or all of the shares of Class A Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A Common Stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of shares of Class A Common Stock beneficially owned, the aggregate number of shares of Class A Common Stock that the Selling Securityholders may offer pursuant to this prospectus, and the number of shares of Class A Common Stock beneficially owned by the Selling Securityholders after the sale of the securities offered hereby.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Class A Common Stock. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, Class A Common Stock in transactions exempt from the registration requirements of the Securities Act. For purposes of this table, we have assumed that the Selling Stockholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution” for more information.

	Shares of Class A Common Stock(1)				Warrants to Purchase Common Stock
	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Arb Energy SPAC I(2)	164,165	164,165	—	—	145,898	145,898	—	—
Benjamin Francisco Salinas Sada	511,620	511,620	—	—	464,559	464,559	—	—
Blackpoint LT Partners, LLC Series Sponsor 1(3)	75,000	75,000	—	—	—	—	—	—
Bluescape Clean Fuels Holdings, LLC(4)	23,300,000	23,300,000	—	—	—	—	—	—
CENAQ Sponsor, LLC(5)	3,234,375	3,234,375	—	—	—	—	—	—
Corcel Investments LLC(6)	67,962	67,962	—	—	62,222	62,222	—	—
Cottonmouth Ventures LLC(7)	2,000,000	2,000,000	—	—	—	—	—	—
David Bullion	425	425	—	—	—	—	—	—
David Porter	3,565	3,565	—	—	3,307	3,307	—	—
Denise Dubard	14,171	14,171	—	—	14,171	14,171	—	—
Emily Boecking	3,565	3,565	—	—	3,307	3,307	—	—
Eric Bahorich	3,565	3,565	—	—	3,307	3,307	—	—
ESU Invest LP(8)	172,840	172,840	—	—	—	—	—	—
GCC Fund III COOPERATIEF U. A(8)	227,160	227,160	—	—	—	—	—	—
Guy Lander	951	951	—	—	—	—	—	—
James Gunderson	1,698	1,698	—	—	1,575	1,575	—	—
James Russell Porter	261,088	261,088	—	—	238,405	238,405	—	—
John B. Connally III	181,863	181,863	—	—	181,438	181,438	—	—
Joy Holdings, Ltd.(9)	12,027	12,027	—	—	—	—	—	—
Kara Bennett	3,565	3,565	—	—	3,307	3,307	—	—
KM Devco, LLC(10)	178	178	—	—	—	—	—	—
Lecia Alexander	1,575	1,575	—	—	1,575	1,575	—	—
Mike Bahorich	48,052	48,052	—	—	47,202	47,202	—	—
Ondrej Sestak	3,565	3,565	—	—	3,307	3,307	—	—
Rivernorth SPAC Arbitrage Fund, LP(11)	33,739	33,739	—	—	—	—	—	—
Rivernorth Capital Partners LP(11)	3,373	3,373	—	—	—	—	—	—
Rivernorth Institutional Partners LP(11)	30,366	30,366	—	—	—	—	—	—
Sara Martin	3,565	3,565	—	—	3,307	3,307	—	—
Seminole Resources(12)	1,575	1,575	—	—	1,575	1,575	—	—
Sirvent SPAC I Management LLC(2)	301,424	301,424	—	—	250,407	250,407	—	—
Typhoon Offshore(13)	508,267	508,267	—	—	450,388	450,388	—	—
Total	31,175,284	31,175,284	—	—	1,879,257	1,879,257	—	—

1.	Reflects applicable ownership of Warrants, each of which are exercisable to purchase one share of Class A Common Stock at $11.50 per share.

2.	Humberto Sirvent has voting and investment power over these shares.

3.	The address of this holder is 595 Shrewsbury Ave, Suite 203, Shresbury, New Jersey 07702.

4.	Consists of (i) 22,500,000 shares of Class A Common Stock issuable upon conversion of 22,500,000 Class C OpCo Units of OpCo and a corresponding number of shares of Class C Common Stock and (ii) 800,000 shares of Class A Common Stock. Holdings is the record holder of such shares. Holdings is a 100% owned subsidiary (portfolio company) of BERR, and Bluescape Energy Partners III GP LLC is the general partner of BERR. The BERR funds are managed by Bluescape Energy Partners LLC. Bluescape Resources Company LLC is the parent of Bluescape Energy Partners III GP LLC and Bluescape Energy Partners LLC and is principally owned and controlled by Mr. C. John Wilder. Mr. Wilder disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The principal business address of each of the entities and persons identified in this paragraph is c/o Bluescape Resources Company LLC, 300 Crescent Court, Suite 1860, Dallas, TX 75201. This information is based on a Schedule 13D filed by Holdings on February 27, 2023.

5.	CENAQ Sponsor is the record holder of such shares, all of which are subject to forfeiture until the occurrence of a Triggering Event. J. Russell Porter is the sole member of the board of managers of CENAQ Sponsor, and as such, Mr. Porter has voting and investment discretion with respect to the shares held directly by CENAQ Sponsor. Mr. Porter disclaims any beneficial ownership of the reported shares other than the extent of any pecuniary interest he may have therein, directly or indirectly. The principal business address of CENAQ Sponsor and Mr. Porter is c/o CENAQ Sponsor, 4550 Post Oak Place Drive, Suite 300, Houston, TX 77027. This information is based on a joint filing Schedule 13G/A filed on January 22, 2024.

6.	Charles Galante has voting and investment power over these shares.

7.	Cottonmouth is the record holder of such shares. Cottonmouth is a wholly-owned subsidiary of Diamondback, and as such, has voting and investment discretion with respect to the shares held directly by Cottonmouth. The principal business address of each of the entities identified in this paragraph is c/o Diamondback Energy Inc., 500 West Texas, Suite 1200, Midland, TX 79701. This information is based on a Schedule 13D filed by Diamondback on March 1, 2023.

8.	Global Cleantech Management B.V. has voting and dispositive power over the shares held by ESU Invest LP and GCC Fund III Cooperatief U.A. (together, the “GCM Entities”). Paul Kloppenborg and Joris Vos, each a director of Global Cleantech Management B.V., jointly have voting and investment discretion with respect to the shares held directly by the GCM Entities. The principal business address of each of the entities and persons identified in this paragraph is Herengracht 338, 1016 CG Amsterdam, The Netherlands.

9.	J. Kelly Joy, Rebecca J. Joy and Reggie Howard have voting and investment power over these shares.

10.	Karen Mayell and Michael J. Mayell have voting and investment power over these shares.

11.	RiverNorth Capital Management, LLC (“RiverNorth”), the general partner of RiverNorth Capital Partners, LP and RiverNorth Institutional Partners LP. And the Managing Member of RiverNorth SPAC Arbitrage GP, the general partner of RiverNorth SPAC Arbitrage Fund, LP (together with RiverNorth Capital Partners, LP and RiverNorth Institutional Partners, LP, the “RiverNorth Funds”) has beneficial ownership of the shares held by the RiverNorth Funds. Brian H. Schmucker and Patrick W. Galley are deemed control person of RiverNorth. The address for these entities and individuals is 360 South Rosemary Avenue, Suite 1420, West Palm Beach, Florida, 33401.

12.	Robert F. Goldstein has voting and investment power over these shares.

13.	Benjamin Francisco Salinas Sada has voting and investment power over these shares.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations with respect to the acquisition, ownership and disposition of Class A Common Stock and Warrants, which we refer to collectively as our securities. This discussion applies only to beneficial owners of our securities that will hold our securities as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rules and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements set forth herein. We have not sought any rulings from the IRS with respect to the statements made and the positions or conclusions described in this summary. Such statements, positions and conclusions are not free from doubt, and there can be no assurance that your tax advisor, the IRS or a court will agree with such statements, positions and conclusions.

The following discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any U.S. state, local or non-U.S. tax laws, or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

●	banks, insurance companies, or other financial institutions;

●	tax-exempt or governmental organizations;

●	dealers in securities or foreign currencies;

●	persons whose functional currency is not the U.S. dollar;

●	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

●	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

●	persons that acquire our securities through the exercise of employee stock options or otherwise as compensation or through tax-qualified retirement plans;

●	persons that hold our securities as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

●	certain former citizens or long-term residents of the United States;

●	except as specifically provided below, persons that actually or constructively hold 5% or more (by vote or value) of any class of our shares; and

●	the Selling Securityholders (including CENAQ Sponsor, Holdings, the PIPE Investors and the Anchor Investors).

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding our securities to consult with their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

This section applies to you if you are a “U.S. Holder.” For purposes of this discussion, a “U.S. Holder” is a holder that, for U.S. federal income tax purposes, is:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Taxation of Distributions with Respect to Class A Common Stock

We do not expect to pay any distributions on our Class A Common Stock in the foreseeable future. If we do make distributions of cash or other property to U.S. Holders of shares of Class A Common Stock, however, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a non-taxable return of capital to the extent of a U.S. Holder’s adjusted tax basis in its Class A Common Stock, which will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of Class A Common Stock and will be treated as described under “U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below.

Distributions treated as dividends that we pay to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to U.S. federal income tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporate U.S. Holder may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and a non-corporate U.S. Holder may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants

Upon a sale or other taxable disposition of Class A Common Stock or Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in its Class A Common Stock or Warrants, as applicable. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock or Warrants, as applicable, so disposed of exceeds one year. If the one-year holding period requirement is not satisfied, any gain on a sale or other taxable disposition of the Class A Common Stock or Warrants, as applicable, would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Class A Common Stock or Warrants so disposed of. A U.S. Holder’s adjusted tax basis in its Class A Common Stock or Warrants generally will equal the U.S. Holder’s acquisition cost of the Class A Common Stock or Warrants, as applicable, less, in the case of Class A Common Stock, any prior distributions paid to such U.S. Holder that were treated as a return of capital for U.S. federal income tax purposes (as discussed above). Special rules apply for determining the tax basis of Class A Common Stock received upon exercise of a Warrant (as discussed below).

Exercise or Redemption of a Warrant

Except as discussed below with respect to the “cashless exercise” of a Warrant, a U.S. Holder generally will not recognize gain or loss on the acquisition of Class A Common Stock upon the exercise of a Warrant. The U.S. Holder’s tax basis in its Class A Common Stock received upon exercise of a Warrant generally will be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not treated as a realization event or, if it is treated as a realization event, because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either case, a U.S. Holder’s initial tax basis in the Class A Common Stock received would equal the holder’s basis in the Warrants exercised therefor. However, it is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of Warrants having an aggregate value equal to the exercise price of the number of Warrants to be exercised. The U.S. Holder would then recognize capital gain or loss in an amount generally equal to the difference between the fair market value of the Warrants deemed surrendered and the U.S. Holder’s tax basis in such Warrants. In this case, a U.S. Holder’s initial tax basis in the Class A Common Stock received would equal the sum of the U.S. Holder’s initial tax basis in the Warrants exercised and the exercise price of such Warrants. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance as to which, if any, of the alternative tax consequences described herein would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult with their own tax advisors regarding the tax consequences of a cashless exercise.

We intend to treat any cashless exercise of a Warrant occurring after we give notice of an intention to redeem the Warrants for cash (as permitted under the terms of the warrant agreement) as if we redeemed such Warrants for shares in a redemption qualifying as a recapitalization for U.S. federal income tax purposes. In such case, a U.S. Holder should not recognize any gain or loss on the exercise of Warrants for shares of Class A Common Stock. A U.S. Holder’s initial tax basis in the shares of Class A Common Stock received should equal the U.S. Holder’s initial tax basis in the Warrants exercised. If the cashless exercise were instead treated as a redemption that was not treated as a realization event, the same tax basis rules described in the preceding sentence would generally apply. However, there is some uncertainty regarding this tax treatment and it is possible such a cashless exercise could be treated differently, including as in part a taxable exchange in which gain or loss would be recognized in a manner similar to that discussed in the second paragraph of this section.

If we redeem the Warrants for cash (as permitted under the terms of the warrant agreement) or if we purchase Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described under “U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” above.

Expiration of a Warrant

If a Warrant is allowed to expire unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions with Respect to Warrants

The terms of the Warrants provide for an adjustment to the number of shares of Class A Common Stock for which Warrants may be exercised or to the exercise price of the Warrants in certain events. An adjustment that has the effect of preventing dilution generally is not taxable. U.S. Holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrantholder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrant) in connection with a distribution of cash or other property to the holders of shares of Class A Common Stock. Any such constructive distribution would be treated in the same manner as if U.S. Holders of Warrants received a cash distribution from us generally equal to the fair market value of the increased interest and would be taxed in a manner similar to distributions to U.S. Holders of Class A Common Stock described herein. See “U.S. Holders — Taxation of Distributions with Respect to Class A Common Stock” above.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of Class A Common Stock and Warrants, unless the U.S. Holder is an exempt recipient and certifies to such exempt status. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund generally may be obtained, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our securities that is not a U.S. Holder and that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust.

Taxation of Distributions with Respect to Class A Common Stock

Distributions of cash or property on Class A Common Stock, if any, will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the Non-U.S. Holder’s tax basis in its Class A Common Stock and thereafter as capital gain from the sale or exchange of such Class A Common Stock. See “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below. Subject to the discussion of effectively connected dividends below, any distribution made to a Non-U.S. Holder on its Class A Common Stock generally will be subject to U.S. withholding tax at the rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a Non-U.S. Holder that are effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax at a 30% rate (or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants

Subject to the discussions below under “Non-U.S. Holders — Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of Class A Common Stock or Warrants (including an expiration or redemption of Warrants) unless:

●	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

●	the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

●	our Class A Common Stock or Warrants constitute United States real property interests by reason of our status as a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by certain U.S. source capital losses.

A Non-U.S. Holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax at a 30% rate (or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe that we are a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, in the event that we were to become a USRPHC, as long as the Class A Common Stock continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations, referred to herein as “regularly traded”), only a Non-U.S. Holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period for the applicable security, (i) more than 5% of the Class A Common Stock or (ii) more than 5% of the Warrants (provided the Warrants are considered to be regularly traded), as applicable, will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition thereof as a result of our status as a USRPHC. It is unclear how a Non-U.S. Holder’s ownership of Warrants will affect the determination of whether such Non-U.S. Holder owns more than 5% of the Class A Common Stock. In addition, special rules may apply in the case of a disposition of Warrants if the Class A Common Stock is considered to be regularly traded, but such Warrants are not considered to be regularly traded. We can provide no assurance as to our future status as a USRPHC or as to whether the Class A Common Stock or Warrants will be treated as regularly traded. If we were to become a USRPHC and our Class A Common Stock were not considered to be regularly traded, a Non-U.S. Holder (regardless of the percentage of our securities owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of Class A Common Stock or Warrants (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the tax consequences related to ownership in a USRPHC.

Exercise or Redemption of a Warrant

The U.S. federal income tax characterization of a Non-U.S. Holder’s exercise of a Warrant generally will correspond to the U.S. federal income tax characterization of the exercise of a Warrant by a U.S. Holder, as described under “U.S. Holders — Exercise or Redemption of a Warrant” above. To the extent a cashless exercise is characterized as a taxable exchange, the consequences would be similar to those described above under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.” The U.S. federal income tax treatment for a Non-U.S. Holder of a redemption of Warrants for cash as permitted under the terms of the warrant agreement (or if we purchase Warrants in an open market transaction) generally will correspond to that described above under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.”

Expiration of a Warrant

The U.S. federal income tax treatment of the expiration of a Warrant held by a Non-U.S. Holder generally will correspond to the U.S. federal income tax treatment of the expiration of a Warrant held by a U.S. Holder, as described under “U.S. Holders — Expiration of a Warrant” above.

Possible Constructive Distributions with Respect to Warrants

The terms of the Warrants provide for an adjustment to the number of shares of Class A Common Stock for which Warrants may be exercised or to the exercise price of the Warrants in certain events. An adjustment that has the effect of preventing dilution generally is not taxable. Non-U.S. Holders of Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrantholder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrant) in connection with a distribution of cash or other property to the holders of shares of Class A Common Stock. Any such constructive distribution would be treated in the same manner as if Non-U.S. Holders of Warrants received a cash distribution from us generally equal to the fair market value of the increased interest and would be taxed in a manner similar to distributions to Non-U.S. Holders of Class A Common Stock described herein. See “Non-U.S. Holders — Taxation of Distributions with Respect to Class A Common Stock” above. The applicable withholding agent may withhold any resulting withholding tax from future cash distributions or other amounts owed to the Non-U.S. Holder.

Information Reporting and Backup Withholding

Any dividends paid to a Non-U.S. Holder must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established. Payments of dividends to a Non-U.S. Holder generally will not be subject to backup withholding if the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a Non-U.S. Holder of our Class A Common Stock or Warrants generally will be subject to information reporting and backup withholding unless the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends on our Class A Common Stock and, subject to the proposed U.S. Treasury regulations discussed below, on proceeds from sales or other dispositions of shares of our Class A Common Stock, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E) or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of our Class A Common Stock paid after January 1, 2019 would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the effects of FATCA on an investment in our Class A Common Stock.

PLAN OF DISTRIBUTION

We are registering the possible resale by the Selling Securityholders of up to 31,175,284 shares of Class A Common Stock.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholders as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholders reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of Nasdaq;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	through one or more underwritten offerings on a firm commitment or best efforts basis;

●	settlement of short sales entered into after the date of this prospectus;

●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through the distributions by any Selling Securityholder or its affiliates to its partners, members or stockholders through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;

●	the names of the Selling Securityholders;

●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

●	settlement of short sales entered into after the date of this prospectus;

●	the names of any participating agents, broker-dealers or underwriters; and

●	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A Common Stock are currently listed on Nasdaq under the symbol “VGAS” and our Public Warrants are currently listed on Nasdaq under the symbol “VGASW.”

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholders or borrowed from any Selling Securityholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, that offering will be conducted in accordance with the relevant provisions of FINRA Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

LEGAL MATTERS

Kirkland & Ellis LLP will pass upon the validity of the Class A Common Stock offered by this prospectus and certain other matters related to this prospectus.

EXPERTS

The consolidated financial statements of Verde Clean Fuels, Inc. incorporated by reference in this prospectus and Registration Statement have been audited by Deloitte & Touche LLP, as an independent registered public accounting firm, as stated in their report incorporated by reference herein. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.verdecleanfuels.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by us in connection with the issuance and distribution of securities being registered hereby. All amounts shown are estimates except for the SEC registration fee.

We will bear all costs, expenses and fees in connection with the registration of the securities. Selling Securityholders, however, will bear all underwriting commissions and discounts, if any, attributable to their respective sales sale of the securities.

SEC registration fee	$	*
Accounting fees and expenses		**
Legal fees and expenses		**
Financial printing and miscellaneous expenses		**
Total	$	**

*	Registration fee of $28,423.03 was previously paid in connection with the Registration Statement relating to the securities that are included in this registration statement in accordance with Rule 429 under the Securities Act. Accordingly, there is no registration fee due in connection with the registration of such securities hereby.

**	Fees and expenses will depend on the number and nature of any offerings of securities made pursuant to this registration statement, and cannot be estimated at this time. An estimate of the aggregate expenses in connection with the distribution of securities being offered will be included in any applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers.

Verde Clean Fuels is governed by the DGCL, as the same exists or may hereafter be amended. Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Section 145 also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

Our Charter and Bylaws provide that we shall indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was our director or executive officer (as defined in our Bylaws) or serves or served at any other corporation, partnership, joint venture, trust or other enterprise as a director or executive officer at our request.

Our Charter eliminates the liability of directors and officers to the fullest extent permitted by the DGCL. Pursuant to Section 102(b)(7) of the DGCL, a corporation may eliminate the personal liability of directors and officers to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, as applicable, except for liabilities arising (i) from any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) from any transaction from which the director derived an improper personal benefit, or (iv) with respect to a director, under Section 174 of the DGCL, and with respect to an officer, from any action by or in the right of the corporation.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

Furthermore, we entered into the Indemnification Agreements with each of our directors and executive officers which provide that we shall indemnify such directors and executive officers under the circumstances and to the extent provided for therein, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which he or she may be involved, or is threatened to be involved, as a party or otherwise, to the fullest extent permitted under Delaware law and our by-laws.

In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Item 16. Exhibits and Financial Statements.

(a) Exhibits.

Exhibit Number	Description
2.1†	Business Combination Agreement, dated as of August 12, 2022, by and among the Company, CENAQ, Holdings, OpCo and Sponsor (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K, filed with the SEC on August 12, 2022).
2.2	Amendment No. 1 to the Business Combination Agreement, dated February 14, 2023 by and among CENAQ, OpCo, Holdings, Intermediate and Sponsor (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by the Company on February 21, 2023).
4.1	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 (File No. 333-253695 filed by the Registrant on August 6, 2021).
4.2	Warrant Agreement between Continental Stock Transfer & Trust Company and CENAQ Energy Corp., dated August 17, 2021 (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed by the Company on August 17, 2021).
4.3	Description of Securities of Verde Clean Fuels, Inc. (incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K filed by the Company on March 31, 2023).
5.1*	Opinion of Kirkland & Ellis LLP.
21.1	List of subsidiaries (incorporated by reference to Exhibit 21.1 to the Current Report on Form 8-K filed by the Company on February 21, 2023).
23.1*	Consent of Deloitte & Touche, LLP, independent registered public accounting firm for Verde Clean Fuels, Inc.
23.3*	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).
24.1*	Power of Attorney.
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107*	Filing Fee Table.

*	Previously filed.

†	Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

(b) Financial Statements. The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: (i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 15, 2024.

VERDE CLEAN FUELS, INC.

By:	/s/ Ernest Miller
Name:	Ernest Miller
Title:	Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ernest Miller	Chief Executive Officer and Chief Financial Officer	July 15, 2024
Ernest Miller	(Principal Executive Officer and Principal Financial Officer)

*	Chief Accounting Officer	July 15, 2024
Shannon Linden	(Principal Accounting Officer)

*	Chairman	July 15, 2024
Ron Hulme

*	Director	July 15, 2024
Martijn Dekker

*	Director	July 15, 2024
Curtis Hébert, Jr.

*	Director	July 15, 2024
Duncan Palmer

*	Director	July 15, 2024
Jonathan Siegler

*	Director	July 15, 2024
Dail St. Claire

*	Director	July 15, 2024
Graham van’t Hoff

*By:	/s/ Ernest Miller
Name:	Ernest Miller
Title:	Attorney-in-fact